EXHIBIT 99.1
Nabors Extends Pending Exchange Offer of its 5.0% Notes Due 2020
HAMILTON, Bermuda, February 22, 2011 — Nabors Industries Ltd. (NYSE:NBR) today announced that its subsidiary Nabors Industries, Inc. has extended its pending exchange offer (the “Exchange Offer”) to exchange up to $700,000,000 aggregate principal amount of its 5.0% Notes due 2020 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended, for a like principal amount of its issued and outstanding unregistered 5.0% Notes due 2020 (the “Old Notes”) that were issued on September 14, 2010.
The Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on February 18, 2010, unless extended. As of the close of business on February 18, 2010, approximately $698,000,000, or approximately 99.71%, of the Old Notes had been confirmed as tendered in exchange for a like principal amount of the New Notes. The new expiration date for the Exchange Offer is 5:00 p.m., New York City time, on February 23, 2010, unless further extended by Nabors Industries, Inc.
This announcement is not an offer to exchange, or the solicitation of an offer to exchange, with respect to the Old Notes. The Exchange Offer is being made solely by a prospectus dated January 20, 2011, and the Exchange Offer, as extended hereby, remains subject to the terms and conditions stated therein.
The Nabors companies own and operate approximately 550 land drilling and approximately 727 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 37 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.